Exhibit 99.1

Reginald Brown to Join Blackstone’s Board of Directors

New York, September 15, 2020 – Blackstone (NYSE:BX) today announced that Reginald (“Reg”) J. Brown, Partner at the international law firm WilmerHale, will join its board of directors.

Brown serves as chair of WilmerHale’s Financial Institutions Group, among other roles at the firm. He regularly advises companies in the financial services industry on a range of issues at the intersection of government, law, media and public policy, and provides strategic counsel to individuals and companies across other sectors as well. From 2003 to 2005 Brown served as associate White House Counsel and special assistant to the President and also previously worked as Assistant to the CEO and Vice President for Corporate Strategy at Nationwide Mutual Insurance Company.

Commenting on the appointment, Stephen A. Schwarzman, Blackstone Chairman, CEO and Co-Founder, said: “Over his career in the private and public sector, Reg has helped counsel some of the world largest companies and prominent political leaders. His experience across a range of industries and unique perspective will be invaluable as we continue to grow our business.”

Reg Brown said: “Blackstone’s rapid growth is a testament to the strength of its people and the stellar reputation it has earned among its investors. I look forward to joining the firm’s board and contributing to its continued success.”

Brown holds a BA from Yale University and a JD from Harvard Law School. Brown is a member of the Boards of the Foundation for Excellence in Education, the Property and Environment Research Center, the American Council on Germany and Service Year Alliance.

About Blackstone

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our $564 billion in assets under management include investment vehicles focused on private equity, real estate, public debt and equity, life sciences, growth equity, opportunistic, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

Contact

Jennifer Friedman

+1 (212) 583-5122

Jennifer.Friedman@blackstone.com